EXHIBIT 21.1

GeoPetro Resources Company
Subsidiary List — May 31, 2006

Subsidiaries 100% owned by GeoPetro Resources Company

Redwood Energy Company, a Texas corporation

GeoPetro Canada Ltd., an Alberta company

GeoPetro Alaska LLC (“GeoPetro Alaska”), an Alaska limited liability company

Subsidiaries 95% owned by GeoPetro Resources Company

Redwood Energy Production, L.P. (“Redwood LP”), a Texas limited partnership

Subsidiaries 50% owned by GeoPetro Resources Company

CG Xploration Inc. (“CG Xploration, a Delaware corporation

Subsidiaries 12% owned by GeoPetro Resources Company

Continental-GeoPetro (Bengara II) Ltd. (“C-G Bengara”), a British Virgin Islands company

Subsidiaries 5% owned by Redwood Energy Company

Redwood Energy Production, L.P. (“Redwood LP”), a Texas limited partnership